Exhibit 99.1

Renewable Energy Group Reports Second Quarter 2020 Financial Results
Q2 2020 Highlights

•	183 million gallons of fuel sold

•	132 million gallons of fuel produced

•	Revenues of $546 million

•	Net income from continuing operations available to common stockholders of $1 million, or $0.02 per diluted share ($76 million, or $1.77 per diluted share for the first half)

•	Adjusted EBITDA of $8 million ($99 million for the first half)

•	Carbon reduction from REG produced fuels of over one million metric tons

•	Initial ESG report issued and available on REGI.com

•	REG Ultra Clean® branded fuel supply agreement with Hunt & Sons

Ames, IA, August 4, 2020 - Renewable Energy Group, Inc. (“REG” or the “Company”) (NASDAQ: REGI) today announced its financial results for the second quarter ended June 30, 2020.

Revenues for the second quarter were $546 million on 183 million gallons of fuel sold. Net income from continuing operations available to common stockholders was $1 million in the second quarter of 2020, compared to a net loss of $58 million in the second quarter of 2019. The net loss in the second quarter of 2019 does not include the Biodiesel Mixture Excise Tax Credit ("BTC") allocation, which was retroactively reinstated in December 2019. Adjusted EBITDA in the second quarter was $8 million, compared to $36 million in the second quarter of 2019 including the allocation of the BTC.

"With $99 million of Adjusted EBITDA, our financial performance for the first half of 2020 was relatively strong despite the oil price war, the impact of the historic pandemic and resulting volatile energy market,” said Cynthia (CJ) Warner, President and Chief Executive Officer. “We continued our focus on optimizing the underlying operational performance of our business while maintaining the health and safety of our employees."

Warner continued, "With the impacts of the pandemic on our business beginning to subside, the feedstock complex and energy markets improved since late April, as represented by improved margins. In spite of the significant April and May headwinds, we are pleased with what we were able to deliver in the first half of 2020, and intend to build on those results."

Second Quarter 2020 Highlights - GAAP
All figures refer to the quarter ended June 30, 2020, unless otherwise noted. All comparisons are to the quarter ended June 30, 2019, unless otherwise noted.
The table below summarizes REG’s financial results for the second quarter of 2020.

REG Q2 2020 Results
(dollars and gallons in thousands, except per gallon data)
	Q2 2020	Q2 2019	Y/Y Change

Market Data
NYMEX ULSD average price per gallon	$0.98	$1.98	(50.5)%
D4 RIN average price per credit	$0.54	$0.37	45.9%
CBOT Soybean oil average price per gallon	$2.02	$2.09	(3.3)%
HOBO + 1.5xRIN average price per gallon (1)	$0.77	$1.46	(47.3)%

Gallons sold	183,160	197,377	(7.2)%

GAAP
Total revenues	$545,964	$560,643	(2.6)%
Risk management loss	$(4,755)	$(5,571)	$816
Operating loss	$(3,625)	$(54,281)	$50,656
Net income (loss) from continuing operations available to common stockholders	$830	$(57,635)	$58,465
(1) HOBO = HO NYMEX + 1 - (CBOT SBO/100 x 7.5)
HOBO + RINs = HOBO + 1.5 x D4 RIN as quoted by the Oil Price Information Service.
REG sold 183 million gallons of fuel, a decrease of 7%. The decrease in gallons sold is mostly attributable to the Company's continued focus on improvement in product mix. Lower margin petroleum diesel and third party biodiesel decreased 15 million gallons and 7 million gallons, respectively. Higher margin renewable diesel in the U.S. and Europe in the aggregate increased 4 million gallons.
REG produced 132 million gallons of biodiesel and renewable diesel during the quarter, an increase of 4%. Renewable diesel production at the Company's Geismar plant increased 17%. Biodiesel gallons increased primarily due to higher production at the Company's plants in Houston, Newton, and Danville, partially offset by lower production at the Seneca plant and the absence of production from the New Boston, Texas plant, which was closed in July 2019.
Revenues of $546 million decreased 3%, impacted by lower selling prices due primarily to significantly lower ULSD prices, which declined 51%, and the 7% decrease in gallons sold. These negative impacts were mostly offset by a $94 million increase in biomass-based diesel government incentives due to the BTC being in effect in Q2 2020, an increase in California LCFS credits, and a 46% increase in average D4 RIN prices.
Gross profit was $25 million, or 5% of revenues, compared to gross loss of $27 million, or negative 5% of revenues. Gross profit as a percentage of revenue increased due primarily to the BTC being in effect in 2020, the increase in California LCFS credits, higher average D4 RIN prices, an increase in co-product profitability, as well as a $1 million decrease in risk management losses, partially offset by lower selling prices and fewer gallons sold. The feedstock mix changed significantly with soybean oil usage more than doubling and distiller's corn oil and used cooking oil usage decreasing 50% and 20%, respectively. Two big pandemic impacts - ethanol production shut-ins and restaurant closures - caused restricted availability and increased cost for these two feedstocks. The Company's change in feedstock mix enabled input costs to be held relatively constant, despite these effects.

Operating loss was $4 million compared to an operating loss of $54 million for the second quarter of 2019, driven by the same factors as those described above for gross profit. Additionally, the decrease in operating loss resulted from improvements in underlying performance, including over 50% more gallons sold to end users, a 106% increase of biodiesel blended with renewable diesel, and continued optimization of sales of renewable diesel to the most attractive markets.
GAAP net income from continuing operations available to common stockholders was $1 million, or $0.02 per share on a fully diluted basis, compared to net loss of $58 million, or $1.52 per share on a fully diluted basis, in the second quarter of 2019. The differential drivers are the same as those described above for operating loss along with a $10 million increase in other income.
At June 30, 2020, REG had cash and cash equivalents, restricted cash, and marketable securities of $331 million, an increase of $277 million from December 31, 2019. The increase is mainly due to receipt of the remaining 2018 and 2019 retroactive gross BTC claims and cash generated by operations, offset by funds used to fully pay down our asset-backed line of credit, make tax sharing payments owed in regards to our 2018 and 2019 BTC, repurchase of some of the 2036 convertible senior notes, and for capital expenditures.
At June 30, 2020, accounts receivable were $251 million, a decrease of $608 million from December 31, 2019. The decrease in accounts receivable was due primarily to receipt of the remaining retroactive 2018 and 2019 BTC claims. At June 30, 2020, accounts payable were $182 million, a decrease of $187 million from December 31, 2019. The decrease in accounts payable is due primarily to tax sharing payments to customers related to the 2018 and 2019 BTC.
Second Quarter 2020 Highlights - Non-GAAP
All figures refer to the quarter ended June 30, 2020, unless otherwise noted. All comparisons are to the quarter ended June 30, 2019, unless otherwise noted.  Adjusted amounts reflect the allocation of the BTC benefits for the period in which the gallons were sold (shown in the table above).
The table below summarizes REG’s financial results for the second quarter of 2020, as adjusted in order to reflect the allocation of the BTC benefits for the period in which associated gallons were sold.

REG Q2 2020 Results
(dollars and gallons in thousands, except per gallon data)
	Q2 2020	Q2 2019	Y/Y Change

BTC Allocated to Period Earned - Non-GAAP (1)
Total revenues	$545,964	$637,002	(14.3)%
Risk management gain (loss)(2)	$(4,755)	$(5,571)	$816
Operating income (loss)	$(3,625)	$24,212	N/M
Net income from continuing operations available to common stockholders	$830	$20,404	(95.9)%
Adjusted EBITDA	$8,220	$36,156	(77.3)%
(1) BTC benefits are allocated to the respective periods when associated gallons were sold for 2019.
(2) Risk management gain (loss) is a GAAP measure.
Operating loss as adjusted was $4 million, a decrease of $28 million resulting from the decrease in margins and lower volume, partially offset by an increase in California LCFS credits and higher BTC revenue.
Net income available to common stockholders as adjusted was $1 million compared to a net income of $20 million in Q2 2019. Adjusted EBITDA was $8 million compared to $36 million in Q2 2019, all as a result of the same factors as those described above for operating loss. Note that some of the risk management gains we recognized in first quarter apply to second quarter gallons. Of the $54 million risk management gain we recognized in Q1, around 60% of that reflected risk coverage of future sales.
Reconciliation of Non - GAAP Measures

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) from continuing operations determined in accordance with GAAP:

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
(In thousands)
Net income (loss) from continuing operations	$848	$(57,635)	$77,701	$(99,022)
Adjustments:
Income tax (benefit) expense	1,629	(90)	2,961	(520)
Interest expense	1,190	3,737	3,662	7,956
Depreciation	9,103	9,142	18,037	18,241
Amortization of intangible assets	318	510	671	844
EBITDA	13,088	(44,336)	103,032	(72,501)
Gain on sale of assets	(187)	—	(187)	—
Change in fair value of contingent consideration	—	398	—	702
(Gain) loss on debt extinguishment	(619)	—	(1,791)	2
Gain on lease termination	(4,459)	—	(4,459)	—
Other income, net	(2,214)	(691)	(1,911)	(1,545)
Impairment of assets	—	468	—	468
Stock compensation	2,611	1,824	3,978	3,177
Biodiesel tax credit 2019(1)	—	78,493	—	134,878
Adjusted EBITDA	$8,220	$36,156	$98,662	$65,181
(1) On December 20, 2019, the Biodiesel Mixture Excise Tax Credit ("BTC") was retroactively reinstated for the 2018 and 2019 calendar years. The retroactive credit for 2018 and 2019 resulted in a net benefit to us that was recognized in our GAAP financial statements for the quarter ending December 31, 2019. The portion of the credit related to 2019 was allocated to each of the four quarters based upon the portion of the BTC benefit that related to that quarter.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash charges that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;

•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. (Nasdaq: REGI) is leading the energy industry's transition to sustainability by transforming renewable resources into high-quality, cleaner fuels. REG is an international producer of cleaner fuels and North America’s largest producer of biodiesel. REG solutions are alternatives for petroleum diesel and produce significantly lower carbon emissions. REG utilizes an integrated procurement, distribution and logistics network to operate 13 biorefineries in the U.S. and Europe. In 2019, REG produced 495 million gallons of cleaner fuel delivering over 3.7 million metric tons of carbon reduction. REG is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the energy markets in which we operate and the lessening of impacts of COVID-19 on the future operation of our business. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the potential impact of COVID-19 on our business and operations; the Company's financial performance, including revenues, cost of revenues and operating expenses; changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 in the United States, renewable fuel policies in Canada and Europe, and state level programs such as California's Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the availability, future price, and volatility of feedstocks; the availability, future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; any disruption of operations at our Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the unexpected closure of any of our facilities; the effect of excess capacity in the biomass-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; potential failure to comply with government regulations; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; the Company's ability to retain and recruit key personnel; the Company's indebtedness and its compliance, or failure to comply, with restrictive and financial covenants in its various debt agreements; risk management transaction, and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2019 and subsequently filed Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
REVENUES:
Biomass-based diesel sales	$451,329	$559,615	$857,727	$1,037,284
Biomass-based diesel government incentives	94,134	530	162,293	998
	545,463	560,145	1,020,020	1,038,282
Other revenue	501	498	613	570
	545,964	560,643	1,020,633	1,038,852
COSTS OF GOODS SOLD:
Biomass-based diesel	521,308	587,415	888,634	1,078,413
Other costs of goods sold	41	—	111	3
	521,349	587,415	888,745	1,078,416
GROSS PROFIT (LOSS)	24,615	(26,772)	131,888	(39,564)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	28,427	27,041	55,912	52,395
(GAIN) ON DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	(187)	—	(187)	—
IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT	—	468	—	468
INCOME (LOSS) FROM OPERATIONS	(3,625)	(54,281)	76,163	(92,427)
OTHER INCOME (EXPENSE), NET	6,102	(3,444)	4,499	(7,115)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,477	(57,725)	80,662	(99,542)
INCOME TAX BENEFIT (EXPENSE)	(1,629)	90	(2,961)	520
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	848	(57,635)	77,701	(99,022)
NET LOSS ON DISCONTINUED OPERATIONS	—	(4,462)	—	(6,479)
NET INCOME (LOSS)	$848	$(62,097)	$77,701	$(105,501)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$830	$(57,635)	$76,104	$(99,022)
NET LOSS FROM DISCONTINUED OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$—	$(4,462)	$—	$(6,479)
Basic net income (loss) per share available to common stockholders:
Continuing operations	$0.02	$(1.52)	$1.95	$(2.63)
Discontinued operations	$—	$(0.12)	$—	$(0.17)
Net income (loss) per share	$0.02	$(1.64)	$1.95	$(2.81)
Diluted net income (loss) per share available to common stockholders
Continuing operations	$0.02	$(1.52)	$1.77	$(2.63)
Discontinued operations	$—	$(0.12)	$—	$(0.17)
Net income (loss) per share	$0.02	$(1.64)	$1.77	$(2.81)
Weighted-average shares used to compute basic net income (loss) per share available to common stockholders:
Basic	39,177,381	37,851,735	39,078,219	37,603,921
Weighted-average shares used to compute diluted net income (loss) per share available to the common stockholders:
Diluted	43,084,501	37,851,735	43,000,196	37,603,921

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF JUNE 30, 2020 AND DECEMBER 31, 2019
(in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$147,950	$50,436
Marketable securities	179,780	—
Accounts receivable, net	251,177	858,922
Inventories	160,173	161,429
Prepaid expenses and other assets	57,537	35,473
Restricted cash	3,000	3,000
Total current assets	799,617	1,109,260
Property, plant and equipment, net	602,973	584,577
Right of use assets	30,524	36,899
Goodwill	16,080	16,080
Intangible assets, net	11,346	12,018
Other assets	31,672	26,515
TOTAL ASSETS	$1,492,212	$1,785,349
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$—	$76,990
Current maturities of long-term debt	53,640	77,131
Current maturities of operating lease obligations	14,489	15,690
Accounts payable	182,370	369,213
Accrued expenses and other liabilities	18,127	40,776
Deferred revenue	6,387	8,620
Total current liabilities	275,013	588,420
Deferred income taxes	7,145	6,975
Long-term debt (net of debt issuance costs of $1,933 and $2,783, respectively)	16,471	26,130
Long-term operating lease obligations	17,851	30,413
Other liabilities	5,239	1,505
Total liabilities	321,719	653,443
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	1,170,493	1,131,906
TOTAL LIABILITIES AND EQUITY	$1,492,212	$1,785,349